Filed Pursuant to Rule 424(b)(3)
Registration No. 333-110527

Supplement No. 4 Dated February 19, 2004

To Prospectus Dated December 15, 2003
Related to $475,000,000
Of Zero Coupon Senior Convertible Notes
Due November 15, 2010
and
96,153,846 Shares of Common Stock
$.001 Par Value Per Share of
JDS Uniphase Corporation

SEE “RISK FACTORS” BEGINNING ON

PAGE 6 OF THE ACCOMPANYING PROSPECTUS
FOR A DISCUSSION OF CERTAIN FACTORS THAT
SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

      All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated December 15, 2003, forming a part of the Registration Statement on Form S-3, File No. 333-110527. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus. Any cross references in this Supplement refer to portions of the Prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The following information completely amends and replaces the tables found on pages 26-30 of the Prospectus under the captions “Selling Security Holders” and “Voting/ Investment Control Table” based upon certain information received, and relied on, by the Company through February 19, 2004 as to the security ownership of the selling securityholders:

SELLING SECURITY HOLDERS

			Number of
	Aggregate		Shares of
	Principal	Percentage	Common
	Amount of	of Notes	Stock	Common Stock
	Notes at	Outstanding	Beneficially	Registered
	Maturity that	Prior to	Owned Prior	Hereby that
Name of Selling Securityholder	May be Sold(1)	Resale	to Conversion	May be Sold(2)

Allstate Insurance Company(3)(5)	$1,000,000	*	104,300	202,429
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	6,200,000	1.31%		1,255,060
Argent Classic Convertible Arbitrage Fund II, L.P.	200,000	*		40,485
Argent Classic Convertible Arbitrage Fund, L.P.	1,200,000	*		242,914
Bank Austria Cayman Islands, Ltd.	2,350,000	*		475,708
Bear, Stearns & Co. Inc.(4)	2,500,000	*		506,072
Calamos Market Neutral Fund — Calamos Investment Trust	4,000,000	*		809,716
Cheyne Fund L.P.	3,801,000	*		769,433
Cheyne Leveraged Fund L.P.	2,527,000	*		511,538
CIP Limited Duration Company	434,000	*		87,854
Citigroup Global Markets, Inc.(4)	11,250,000	2.37%		2,277,327
Citigroup Global Markets Ltd.(5)	38,940,000	8.20%		7,882,591
Clinton Riverside Convertible Portfolio Limited	22,290,000	4.69%		4,512,145
Clinton Multistrategy Master Fund, Ltd.	12,710,000	2.68%		2,572,874
Context Convertible Arbitrage Fund, LP(4)	900,000	*		182,186
Context Convertible Arbitrage Offshore, Ltd.	2,100,000	*		425,101
Credit Suisse First Boston LLC(4)	24,350,000	5.13%		4,929,149
Continental Assurance Company on behalf of its separate account E(5)	200,000	*		40,485
Continental Casualty Co.(5)	2,300,000	*		465,587
CS Alternative Strategy Limited	238,000	*		48,178
CSS, L.L.C.	1,000,000	*		202,429
DBAG London(5)	91,050,000	19.71%		18,431,174
DKR Saturn Event Driven Holding Fund Ltd.	8,500,000	1.79%		1,720,647
DKR Saturn Holding Fund Ltd	8,500,000	1.79%		1,720,647
FrontPoint Convertible Arbitrage Fund, L.P.	2,000,000	*		404,858
Gaia Offshore Master Fund Ltd.	3,100,000	*		627,530
Geode U.S. Convertible Arbitrage Fund, a series of Geode Investors, LLC	3,000,000	*		607,287
GLG Global Convertible Fund	7,100,000	1.49%		1,437,246
GLG Global Convertible UCITS Fund	2,900,000	*		587,044
GLG Market Neutral Fund	18,000,000	3.79%		3,643,724
Global Bermuda Limited Partnership	2,000,000	*		404,858
Guggenheim Portfolio Co. XV, LLC	2,000,000	*		404,858
HFR RV Performance Master Trust	75,000	*		15,182

			Number of
	Aggregate		Shares of
	Principal	Percentage	Common
	Amount of	of Notes	Stock	Common Stock
	Notes at	Outstanding	Beneficially	Registered
	Maturity that	Prior to	Owned Prior	Hereby that
Name of Selling Securityholder	May be Sold(1)	Resale	to Conversion	May be Sold(2)

JMG Capital Partners, L.P.	15,750,000	3.32%		3,188,259
JMG Triton Offshore Fund, LLP	15,750,000	3.32%		3,189,259
J.P. Morgan Securities, Inc. (4)	9,000,000	1.89%		1,821,862
Kayne Anderson Capital Income Partners (QP) L.P.(5)	850,000	*		172,064
Kayne Anderson Income Partners, L.P.(5)	75,000	*		15,182
KBC Convertible Arbitrage Fund(5)	18,690,000	3.93%		3,783,400
KBC Convertible Mac 28 Fund Ltd.(5)	3,750,000	*		759,109
KBC Multi Strategy Arbitrage Fund(5)	11,220,000	2.36%		2,271,255
Lyxor/ Gaia II Fund, Ltd.	750,000	*		151,821
Lakeshore International Limited	8,000,000	1.68%		1,619,433
Melody IAM Ltd.(5)	1,340,000	*		271,255
Morgan Stanley & Co(4)	6,250,000	1.32%		1,265,182
MSD TCB, L.P.	23,500,000	4.95%		4,757,085
National Bank of Canada(5)	500,000	*		101,214
Nisswa Master Fund Ltd.	4,000,000	*		809,716
Pacific Life Insurance Company	1,000,000	*		202,429
PRS Convertible Arbitrage Master Fund	1,550,000	*		313,765
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio	24,000,000	5.05%		4,858,299
Ramius, L.P.	200,000	*		40,485
Ramius Capital Group	1,000,000	*		202,429
Ramius Master Fund, Ltd.	2,350,000	*		475,708
Ramius Partners II, L.P.	300,000	*		60,728
RCG Baldwin, L.P.	800,000	*		161,943
RCG Latitude Master Fund, Ltd.	12,500,000	2.63%		2,530,364
RCG Multi Strategy Master Fund, Ltd.	2,000,000	*		404,858
S.A.C. Capital Associates, LLC	12,000,000	2.53%		2,429,149
TCW Group, Inc.	6,000,000	1.26%		1,214,574
Thomas Weisel Partners(4)	500,000	*		101,214
UBS AG London Branch(5)	30,000,000	6.32%		6,072,874
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Ltd.(5)	5,000,000	1.05%		1,012,145
Wachovia Bank National Association(5)	15,010,000	3.16%		3,038,461
Wachovia Capital Markets LLC(4)	1,600,000	*		323,886
White River Securities L.L.C.(4)	2,500,000	*		506,072
Xavex Convertible Arbitrage 5 Fund	1,500,000	*		303,643
Xavex-Convertible Arbitrage 8 Fund	450,000	*		91,093

Number of
	Aggregate		Shares of
	Principal	Percentage	Common
	Amount of	of Notes	Stock	Common Stock
	Notes at	Outstanding	Beneficially	Registered
	Maturity that	Prior to	Owned Prior	Hereby that
Name of Selling Securityholder	May be Sold(1)	Resale	to Conversion	May be Sold(2)

Xavex-Convertible Arbitrage 10 Fund	400,000	*		80,971

*	Less than 1%

(1)	Assumes none of the holder’s Notes are converted into shares of Common Stock and a cash payment in lieu of any fractional share interests. Assumes offer and sale of all Notes held by the selling securityholder, although the selling securityholder is not obligated to sell any Notes.

(2)	Assumes conversion of all of the holder’s Notes at a conversion price of $4.94. However, this conversion price will be subject to satisfaction of certain conditions and adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the amount of Common Stock issuable upon conversion of the Notes may increase or decrease in the future. Assumes offer and sale of all shares of Common Stock issuable upon conversion of the Notes held by the securityholder, although the selling securityholder is not obligated to sell any shares of Common Stock. Also assumes that after the sale of all shares of Common Stock issuable upon conversion of the Notes held by a selling securityholder, no selling securityholder will own 1% or more of our outstanding Common Stock.

(3)	Includes (1) 73,600 shares of common stock held by Allstate Insurance Company; and (2) 6,500 shares of common stock and 24,200 shares of common stock held by Agents Pension Plan and Allstate Retirement Plan, respectively, each of which are employer sponsored plans maintained for Allstate employees and agents.

(4)	This selling securityholder has identified itself as a registered broker-dealer and, accordingly, an underwriter. Please see “Plan of Distribution” for disclosure regarding these selling securityholders.

(5)	This selling securityholder has identified itself as an affiliate of a broker-dealer. Please see “Plan of Distribution” for disclosure regarding these selling securityholders.

(6)	Information about other selling securityholders will be set forth in prospectus supplements, if required. Assumes that any other holders of Notes, or any future transferees, pledgees, donees or successors of or from any such other holders of Notes, do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

VOTING/INVESTMENT CONTROL TABLE

Selling Securityholder	Natural person or persons with voting or dispositive power

Allstate Insurance Company	*
Argent Classic Convertible Arbitrage Fund(Bermuda) Ltd.	Henry Cox and Thomas Marshall
Argent Classic Convertible Arbitrage Fund II, L.P.	Bruce McMahan, Saul Schwartzman, John Gordon
Argent Classic Convertible Arbitrage Fund, L.P.	Bruce McMahan, Saul Schwartzman, John Gordon
Bear, Stearns & Co. Inc.	David Liebowitz and Yan Erlikh
Bank Austria Cayman Islands, Ltd.	Alex Adair
Calamos Market Neutral Fund — Calamos Investment Trust	Nick Calamos
Cheyne Fund L.P.	*
Cheyne Leverage Fund L.P.	*
CIP Limited Duration Company	*
Citigroup Global Markets, Inc.	*
Citigroup Global Markets Ltd.	*

Selling Securityholder	Natural person or persons with voting or dispositive power

Clinton Riverside Convertible Portfolio Limited	Mike Vacca
Clinton Multistrategy Master Fund, Ltd.	Mike Vacca
Context Convertible Arbitrage Fund, LP	William Fertig and Michael Rosen
Context Convertible Arbitrage Offshore, Ltd.	William Fertig and Michael Rosen
Credit Suisse First Boston LLC	*
Continental Assurance Company on behalf of its separate account E	*
Continental Casualty Co.	*
CS Alternative Strategy Limited	*
CSS, L.L.C.	Michael Carusillo, Clayton A. Struve, and Nicholas Schoewe
DBAG London	Dan Azzi
DKR Saturn Event Driven Holding Fund Ltd	*
DKR Saturn Holding Fund Ltd	*
FrontPoint Convertible Arbitrage Fund, L.P.	*
Gaia Offshore Master Fund Ltd.	*
Geode U.S. Convertible Arbitrage Fund, a series of Geode Investors LLC	Vincent Gubitosi
GLG Global Convertible Fund	*
GLG Global Convertible UCITS Fund	*
GLG Market Neutral Fund	*
Global Bermuda Limited Partnership	*
Guggenheim Portfolio Co. XV, LLC	Alex Adair
HFR RV Performance Master Trust	*
JMG Capital Partners, L.P.	Jonathan M. Glasser
JMG Triton Offshore Fund, LLP	Jonathan M. Glasser
J.P. Morgan Securities, Inc.	*
Kayne Anderson Capital Income Partners (QP) L.P.	Richard A. Kayne and Kayne Anderson Capital Advisors L.P.
Kayne Anderson Income Partners, L.P.	Richard A. Kayne and Kayne Anderson Capital Advisors L.P.
KBC Convertible Arbitrage Fund	KBC Convertible Arbitrage Fund
KBC Convertible Mac 28 Fund Ltd.	KBC Convertible Mac 28 Fund Ltd.
KBC Multi Strategy Arbitrage Fund	KBC Multi Strategy Arbitrage Fund
Lyxor/Gaia Fund, Ltd.	*
Lakeshore International Limited	*
Melody IAM Ltd.	Melody IAM, Ltd.
Morgan Stanley & Co.	*
MSD TCB, L.P.	Glenn Fuhrman and John Phelan
National Bank of Canada	William Fertig and Michael Rosen
Nisswa Master Fund Ltd.	Brian Taylor, Aaron Yary, Chris Lyche, Nikhil Mankodi, Michael O’Connell, Scott Reinhart, Pat Parthasarathy
Pacific Life Insurance Company	Larry Card, Elaine Havens, Rex Olson and Simon Lee

Selling Securityholder	Natural person or persons with voting or dispositive power

PRS Convertible Arbitrage Master Fund	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio	*
Ramius, L.P.	Alex Adair
Ramius Capital Group	Alex Adair
Ramius Master Fund, Ltd.	Alex Adair
Ramius Partners II, L.P.	Alex Adair
RCG Baldwin, LP.	Alex Adair
RCG Latitude Master Fund, Ltd.	Alex Adair
RCG Multi Strategy Master Fund, Ltd.	Alex Adair
S.A.C. Capital Associates, LLC	S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC
TCW Group, Inc.	*
Thomas Weisel Partners	*
UBS AG London Branch	*
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Ltd.	*
Wachovia Bank National Association	*
Wachovia Capital Markets LLC	Eric Grant
White River Securities L.L.C.	David Liebowitz and Yan Erlikh
Xavex — Convertible Arbitrage 5 Fund	Alex Adair
Xavex — Convertible Arbitrage 8 Fund	*
Xavex — Convertible Arbitrage 10 Fund	Bruce McMahan, Saul Schwartzman, John Gordon

*	The securityholder has informed us that there is no natural person with voting or investment power over the respective Notes.

      Because the selling securityholders may, pursuant to the Prospectus and Prospectus Supplement, offer all or some portion of the Notes they presently hold, no estimate can be given as to the amount of the Notes that will be held by the selling securityholders upon termination of any such sales. In addition, the selling securityholders identified in this Prospectus Supplement or the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes, and requested registration thereof, in transactions exempt from the registration requirements of the Securities Act. Accordingly, since certain other selling securityholders may have purchased such Notes and also requested registration thereof, the aggregate amount of Notes listed under the caption “Selling Security Holders” in the Prospectus and Prospectus Supplement may exceed the total amount of Notes issued by the Company. See “Plan of Distribution.”

      The Company may from time to time, in accordance with the Registration Rights Agreement, include additional selling securityholders or update the amount of securities held by selling securityholders in future supplements to the Prospectus.